Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. Alexander’s Holdings, Inc.:

We consent to the use of our report dated April 3, 2015, with respect to the consolidated balance sheets of J. Alexander’s Holdings, LLC as of December 28, 2014 and December 29, 2013, and the related consolidated statements of operations, membership equity, and cash flows for the years ended December 28, 2014 (Successor) and December 29, 2013 (Successor) and periods from October 1, 2012 to December 30, 2012 (Successor) and from January 2, 2012 to September 30, 2012 (Predecessor), incorporated by reference herein. Our report dated April 3, 2015, contains an explanatory paragraph that states that on September 26, 2012, Fidelity National Financial, Inc. acquired all of the outstanding stock of J. Alexander’s Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Nashville, Tennessee

November 3, 2015